Kpmg                                                                Exhibit 23.1

     KPMG  LLP
     CHARTERED  ACCOUNTANTS                            Telephone   (416)228-7000
     Yonge  Corporation  Centre                        Telefax     (416)228-7123
     4100  Yonge  Street,  Suite  200                  www.kpmg.ca
     North  York,  ON  M2P  2H3



                        Independent Accountants' Consent

The  Board  of  Directors
Diversinet  Corp.:

We consent to the use of our report dated November 22, 2002, with respect to the consolidated balance sheets of Diversinet Corp. as of October 31, 2002 and 2001, and the related consolidated statements of earnings and deficit and cash flows for each of the years in the three-year period ended October 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated November 22, 2002 included additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt on the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/  KPMG LLP


Toronto,  Canada
September  15,  2003


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